EXHIBIT 99.1

NEWS RELEASE

June 29, 2012
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

Peoples Bancorp of North Carolina, Inc. Reports on Treasury Auction of TARP Shares

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK) announced that on June 27, 2012 the U. S. Department of the Treasury announced that it priced its secondary public offering of 25,054 shares of Peoples Bancorp Preferred Stock issued to the Treasury in 2008 at $933.36 per share.  Peoples Bancorp has been notified that it successfully bid to repurchase over $12.5 million of the Preferred Stock.  Peoples Bancorp, the holding company for Peoples Bank in Newton, NC, was the first bank in NC to have its Preferred Stock auctioned by Treasury.  Tony Wolfe, President and CEO of Peoples Bank stated that “I consider being chosen by the Treasury to be included in the auction to be a positive indication and appreciation for the way that Peoples Bank has managed through the last few difficult years”.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2011.